Exhibit 99.1


Media contact: Michel' Philipp, 785.575.1927
Investor contacts: Jim Martin, 785.575.6549, or Carl Ricketts, 785.575.8424,

WESTERN RESOURCES ANNOUNCES PRELIMINARY EARNINGS, UTILITY EARNINGS STRONG

     TOPEKA, Kansas, June 14, 2000 (8 a.m. CDT) -- Western Resources
(NYSE:WR) today released preliminary earnings, prior to its June 15 annual meeting, for the first two months of the second-quarter from its operations including non-recurring and extraordinary items.
     Western Resources' preliminary earnings for April and May were approximately $0.50 per share or, nearly double the entire 1999 second-quarter earnings of $0.27 cents per share. For the first five months of 2000, earnings totaled approximately $1.38 per share. Assuming that June is a normal weather month and there are no unexpected events, the company expects to exceed its 1994 record for earnings in the first six months of $1.46 per share.
     "We are particularly pleased with these near record results in our core electric utility business and monitored security segment," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.
     The earnings from the electric utility operation were significantly ahead of the company's expectations. Much of that increase resulted from increased earnings in wholesale power marketing transactions.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of almost $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.4 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 634,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the ninth largest natural gas distribution company in the nation, serving more than 1.4 million customers.

     Forward-looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous SEC filings, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, compliance with debt covenants, interest and dividend rates, the impact of Protection One's financial condition on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, accounting matters, and the overall economy of our service area. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1999 Annual Reports on Forms 10-K and 10-K/A, quarterly reports on Form 10Q, and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.